Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 1st QUARTER 2015 RESULTS

Consolidated 1st Quarter 2015 Highlights:

•                  Consolidated Revenue Increased 2.6%, Operating Cash Flow Increased 7.6%, Operating Income Increased 9.0%

•                  Operating Cash Flow Increased 9.0%, Excluding Transaction-Related Costs

•                  Free Cash Flow Increased 12.7% to $3.2 Billion

•                  Earnings per Share Increased 14.1% to $0.81; Excluding Adjustments, EPS Increased 16.2% to $0.79

•      Quarterly Dividends and Quarterly Share Repurchases Increased $1.3 Billion, or 104.4%,
to $2.6 Billion

•                  Share Repurchases to Increase by $2.5 Billion, with $6.75 Billion to be Repurchased in 2015

Cable Communications 1st Quarter 2015 Highlights:

•                  Cable Communications Revenue Increased 6.3% and Operating Cash Flow Increased 6.2%

•                  Customer Relationships Increased by 199,000, a 61% Improvement from the First Quarter of 2014

•                  Total Revenue per Customer Relationship Increased 4.7%

•      High-Speed Internet Customers Increased by 407,000; High-Speed Internet Revenue Growth of 10.7% Is the Strongest Rate of Growth in Over Four Years

•                  X1 Deployments Have Accelerated; Over 25% of Triple Play Customers Now Have X1

•                  Business Services Revenue Increased 21.4%, Approaching $4.5 Billion in Annualized Revenue

NBCUniversal 1st Quarter 2015 Highlights:

•      NBCUniversal Revenue Increased 7.9%, Excluding the 2014 Sochi Olympics and 2015 Super Bowl; Including these Events, Revenue Decreased 4.0%; Operating Cash Flow Increased 14.0%

•                  NBC Remains Ranked #1 Among Adults 18-49

•                  Super Bowl XLIX, the Most Watched Television Event of All Time, Generated $376 Million in Revenue

•                  Theme Parks Revenue Increased 33.7% and Operating Cash Flow Increased 54.6%

PHILADELPHIA – May 4, 2015… Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended March 31, 2015.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “We are off to a great start in 2015, with 7.6% operating cash flow growth and record quarterly free cash flow. Cable had a terrific quarter, once again reflecting strong results in high-speed Internet and business services. We have made progress in transforming the customer experience while delivering improved products and innovations faster than ever before. At NBCUniversal, we had another excellent quarter, led by Super Bowl XLIX, which was the most-watched television program of all time, along with the tremendous box office success of Fifty Shades of Grey, and the exceptional performance of The Wizarding World of Harry PotterTM - Diagon AlleyTM in Orlando.  We begin 2015 with great momentum and remain confident that we are well positioned with an impressive portfolio of complementary businesses to continue our strong performance and drive shareholder value.”

Consolidated Financial Results

		1st Quarter
($ in millions)	2014	2015	Growth
Revenue	$17,408	$17,853	2.6%
Excluding Olympics and Super Bowl	$16,305	$17,477	7.2%
Operating Cash Flow[1]	$5,538	$5,956	7.6%
Excluding Transaction-Related Costs	$5,555	$6,055	9.0%
Operating Income	$3,568	$3,890	9.0%
Earnings per Share[2]	$0.71	$0.81	14.1%
Excluding Adjustments	$0.68	$0.79	16.2%
Free Cash Flow[3]	$2,824	$3,183	12.7%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Consolidated Revenue for the first quarter of 2015 increased 2.6% to $17.9 billion. Excluding $376 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2015 as well as $1.1 billion of revenue generated by the Sochi Olympics in the first quarter of 2014, consolidated revenue increased 7.2% (See Table 5). Consolidated Operating Cash Flow increased 7.6% to $6.0 billion. Excluding $99 million of Time Warner Cable and Charter transaction-related costs in the first quarter of 2015 and $17 million in the first quarter of 2014, consolidated operating cash flow increased 9.0% (See Table 5). Consolidated Operating Income increased 9.0% to $3.9 billion.

Earnings per Share (EPS) for the first quarter of 2015 was $0.81, a 14.1% increase from the $0.71 reported in the first quarter of 2014. Excluding gains on the sale of a business and transaction-related costs in the first quarter of 2015, as well as gains on the sale of an investment and a favorable resolution of a prior acquisition contingency in the first quarter of 2014, EPS increased 16.2% to $0.79 (See Table 4).

Capital Expenditures increased 19.2% to $1.7 billion in the first quarter of 2015 compared to the first quarter of 2014. Cable Communications’ capital expenditures increased 26.2% to $1.4 billion in the first quarter of 2015, primarily reflecting increased spending on customer premise equipment related to the deployment of the X1 platform and increased investment in support capital as we expand our cloud based initiatives, as well as our ongoing investment in network infrastructure to increase network capacity. Cable capital expenditures represented 12.6% of Cable revenue in the first quarter of 2015 compared to 10.6% in last year’s first quarter.  NBCUniversal’s capital expenditures decreased 8.0% to $268 million in the first quarter of 2015, primarily reflecting decreased investments in facilities, partially offset by increased spending at our Theme Parks.

Free Cash Flow increased 12.7% to $3.2 billion in the first quarter of 2015 compared to $2.8 billion in the first quarter of 2014, reflecting growth in consolidated operating cash flow and improvements in working capital, partially offset by higher capital expenditures.

	1st Quarter

($ in millions)	2014	2015	Growth

Operating Cash Flow	$5,538	$5,956	7.6%
Capital Expenditures	(1,448)	(1,726)	19.2%
Cash Paid for Capitalized Software and Other Intangible Assets	(217)	(273)	25.8%
Cash Interest Expense	(623)	(691)	10.9%
Cash Taxes on Operating Items (Including Economic Stimulus Packages)	(268)	(264)	(1.5%)
Changes in Operating Assets and Liabilities	(267)	73	NM
Noncash Share-Based Compensation	119	135	13.4%
Distributions to Noncontrolling Interests and Dividends for Redeemable Subsidiary Preferred Stock	(66)	(62)	(6.1%)
Other	56	35	(37.5%)
Free Cash Flow (Including Economic Stimulus Packages)	$2,824	$3,183	12.7%
Economic Stimulus Packages	-	-	-
Free Cash Flow[3]	$2,824	$3,183	12.7%
NM=comparison not meaningful.

Dividends and Share Repurchases. During the first quarter of 2015, Comcast paid dividends totaling $572 million and repurchased 35.1 million of its common shares for $2.0 billion.  As of March 31, 2015, Comcast had $8.0 billion available under its share repurchase authorization.

Today, Comcast announced that it plans to repurchase an additional $2.5 billion during 2015, subject to market conditions, bringing its total 2015 share repurchase plan to $6.75 billion.

Cable Communications

		1st Quarter
($ in millions)	2014	2015	Growth
Cable Communications Revenue
Video	$5,178	$5,331	3.0%
High-Speed Internet	2,750	3,044	10.7%
Voice	920	906	(1.5%)
Business Services	917	1,114	21.4%
Advertising	507	504	(0.7%)
Other	485	531	9.4%
Cable Communications Revenue	$10,757	$11,430	6.3%

Cable Communications Operating Cash Flow	$4,400	$4,674	6.2%
Operating Cash Flow Margin	40.9%	40.9%

Cable Communications Capital Expenditures	$1,145	$1,445	26.2%
Percent of Cable Communications Revenue	10.6%	12.6%

Revenue for Cable Communications increased 6.3% to $11.4 billion in the first quarter of 2015 compared to $10.8 billion in the first quarter of 2014, driven by increases of 10.7% in high-speed Internet and 21.4% in business services. The increase in Cable revenue reflects increased customer relationships (see below), customers receiving higher levels of service and customers taking additional services, as well as rate adjustments.

Customer Relationships increased by 199,000 to 27.2 million in the first quarter of 2015, a 61% improvement compared to the first quarter of 2014 and driven by increases in double and triple product relationships.  At the end of the first quarter, our double and triple product customers increased to 69% of our total customer relationships compared to 68% in the first quarter of 2014. High-Speed Internet customer net additions of 407,000 improved versus last year and were the best result in the last two years, while Video customers declined by 8,000 and Voice net additions slowed to 77,000.

	Customers		Net Additions

(in thousands)	1Q14	1Q15	1Q14	1Q15
Video Customers	22,601	22,375	24	(8)
High-Speed Internet Customers	21,068	22,369	383	407
Voice Customers	10,865	11,270	142	77

Single Product Customers	8,605	8,399	(147)	(10)
Double Product Customers	8,656	8,890	116	140
Triple Product Customers	9,539	9,945	155	69
Customer Relationships	26,800	27,234	124	199

Operating Cash Flow for Cable Communications increased 6.2% to $4.7 billion in the first quarter of 2015 compared to $4.4 billion in the first quarter of 2014, reflecting higher revenue, partially offset by a 6.3% increase in operating expenses primarily related to higher video programming costs, as well as an increase in advertising, marketing and promotion expenses. This quarter’s operating cash flow margin was 40.9%, consistent with the prior year period.

NBCUniversal

	1st Quarter

($ in millions)	2014	2015	Growth	Excluding Olympics & Super Bowl
NBCUniversal Revenue
Cable Networks	$2,505	$2,359	(5.9%)	4.9%
Broadcast Television	2,621	2,248	(14.2%)	5.5%
Filmed Entertainment	1,351	1,446	7.0%
Theme Parks	487	651	33.7%
Headquarters, Other and Eliminations	(88)	(100)	NM
NBCUniversal Revenue	$6,876	$6,604	(4.0%)	7.9%

NBCUniversal Operating Cash Flow
Cable Networks	$895	$898	0.3%
Broadcast Television	122	182	48.9%
Filmed Entertainment	288	293	1.7%
Theme Parks	170	263	54.6%
Headquarters, Other and Eliminations	(164)	(142)	NM
NBCUniversal Operating Cash Flow	$1,311	$1,494	14.0%

Revenue for NBCUniversal decreased 4.0% to $6.6 billion in the first quarter of 2015 compared to $6.9 billion in the first quarter of 2014. Excluding $376 million of revenue generated by the broadcast of the NFL’s Super Bowl in the first quarter of 2015 and $1.1 billion of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 7.9% (See Table 5). Operating Cash Flow increased 14.0% to $1.5 billion compared to $1.3 billion in the first quarter of 2014, driven by strong results at Theme Parks and Broadcast Television.

Cable Networks

For the first quarter of 2015, revenue from the Cable Networks segment decreased 5.9% to $2.4 billion compared to $2.5 billion in the first quarter of 2014. Excluding $257 million of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 4.9%, reflecting a 4.8% increase in distribution revenue and a 4.3% increase in advertising revenue (see Table 5). Excluding a benefit from a reduction in deferred advertising revenue, advertising growth would have been stable as audience ratings declines were offset by higher prices and volume. Operating cash flow increased 0.3% to $898 million compared to $895 million in the first quarter of 2014, reflecting lower programming and production costs due to the broadcast of the Sochi Olympics in the first quarter of 2014, partially offset by lower revenue.

Broadcast Television

For the first quarter of 2015, revenue from the Broadcast Television segment decreased 14.2% to $2.2 billion compared to $2.6 billion in the first quarter of 2014. Excluding $376 million of revenue generated by the NFL’s Super Bowl in the first quarter of 2015, as well as $846 million of revenue generated by the Sochi Olympics in the first quarter of 2014, revenue increased 5.5%, driven by a 5.5% increase in advertising revenue, as well as higher retransmission consent fees (see Table 5). Operating cash flow increased 48.9% to $182 million compared to $122 million in the first quarter of 2014, reflecting lower programming and production costs due to the broadcast of the Sochi Olympics in the first quarter of 2014 and a profitable Super Bowl, partially offset by lower revenue.

Filmed Entertainment

For the first quarter of 2015, revenue from the Filmed Entertainment segment increased 7.0% to $1.4 billion compared to the first quarter of 2014, reflecting higher content licensing and home entertainment revenue, partially offset by lower theatrical revenue. Operating cash flow increased 1.7% to $293 million compared to $288 million in the first quarter of 2014, reflecting higher revenue, partially offset by increased marketing expenses ahead of the release of Furious 7 early in the second quarter.

Theme Parks

For the first quarter of 2015, revenue from the Theme Parks segment increased 33.7% to $651 million compared to $487 million in the first quarter of 2014, reflecting higher guest attendance and per capita spending, driven by the continued success of Orlando’s The Wizarding World of Harry Potter™ – Diagon Alley™. First quarter operating cash flow increased 54.6% to $263 million compared to $170 million in the  same period last year, reflecting higher revenue, partially offset by an increase in operating costs to support the new attractions.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended March 31, 2015, NBCUniversal Headquarters, Other and Eliminations operating cash flow loss was $142 million compared to a loss of $164 million in the first quarter of 2014, reflecting lower employee costs.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily include corporate operations, Comcast-Spectacor and eliminations among Comcast’s businesses. For the quarter ended March 31, 2015, Corporate, Other and Eliminations revenue was ($181) million compared to ($225) million in 2014. The operating cash flow loss was $212 million, including $99 million of transaction-related costs, compared to a loss of $173 million in the first quarter of 2014, which included $17 million of transaction-related costs.

Notes:

1     We define Operating Cash Flow as operating income (loss) before depreciation and amortization, excluding impairment charges related to fixed and intangible assets and gains or losses on the sale of assets, if any.

2     Earnings per share amounts are presented on a diluted basis.

3     We define Free Cash Flow as Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures, cash paid for intangible assets, principal payments on capital leases and cash distributions to noncontrolling interests; and adjusted for any payments and receipts related to certain nonoperating items, net of estimated tax benefits.  The definition of Free Cash Flow excludes any impact from Economic Stimulus packages.  These amounts have been excluded from Free Cash Flow to provide an appropriate comparison.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

###

Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, May 4, 2015 at 7:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 11175378.  A replay of the call will be available starting at 12:30 p.m. ET on May 4, 2015, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Monday, May 11, 2015 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 11175378.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com or www.cmcsk.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

###

Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

###

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

###

Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

###

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2014	2015
Revenue	$17,408	$17,853

Programming and production	5,908	5,463
Other operating and administrative	4,749	5,079
Advertising, marketing and promotion	1,213	1,355
	11,870	11,897

Operating cash flow	5,538	5,956

Depreciation expense	1,569	1,634
Amortization expense	401	432
	1,970	2,066
Operating income	3,568	3,890

Other income (expense)
Interest expense	(642)	(656)
Investment income (loss), net	113	33
Equity in net income (losses) of investees, net	32	33
Other income (expense), net	(15)	102
	(512)	(488)

Income before income taxes	3,056	3,402

Income tax expense	(1,118)	(1,261)

Net income	1,938	2,141

Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(67)	(82)

Net income attributable to Comcast Corporation	$1,871	$2,059

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.71	$0.81

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.225	$0.25

Diluted weighted-average number of common shares	2,645	2,556

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	March 31,
	2014	2015
ASSETS

Current Assets
Cash and cash equivalents	$3,910	$3,937
Investments	602	158
Receivables, net	6,321	6,144
Programming rights	839	945
Other current assets	1,859	1,737
Total current assets	13,531	12,921

Film and television costs	5,727	5,637

Investments	3,135	3,235

Property and equipment, net	30,953	31,127

Franchise rights	59,364	59,364

Goodwill	27,316	27,302

Other intangible assets, net	16,980	16,852

Other noncurrent assets, net	2,333	2,319

	$159,339	$158,757

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$5,638	$6,157
Accrued participations and residuals	1,347	1,387
Deferred revenue	915	970
Accrued expenses and other current liabilities	5,293	5,808
Current portion of long-term debt	4,217	4,180
Total current liabilities	17,410	18,502

Long-term debt, less current portion	44,017	42,953

Deferred income taxes	32,959	32,855

Other noncurrent liabilities	10,819	10,837

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,066	1,099

Equity
Comcast Corporation shareholders’ equity	52,711	52,171
Noncontrolling interests	357	340
Total equity	53,068	52,511

	$159,339	$158,757

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Three Months Ended
	March 31,
	2014	2015

OPERATING ACTIVITIES
Net income	$1,938	$2,141
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,970	2,066
Share-based compensation	119	135
Noncash interest expense (income), net	42	51
Equity in net (income) losses of investees, net	(32)	(33)
Cash received from investees	18	22
Net (gain) loss on investment activity and other	(59)	(121)
Deferred income taxes	(226)	(119)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	195	119
Film and television costs, net	154	(38)
Accounts payable and accrued expenses related to trade creditors	82	372
Other operating assets and liabilities	285	650

Net cash provided by operating activities	4,486	5,245

INVESTING ACTIVITIES
Capital expenditures	(1,448)	(1,726)
Cash paid for intangible assets	(217)	(273)
Acquisitions and construction of real estate properties	-	(24)
Proceeds from sales of businesses and investments	300	180
Purchases of investments	(37)	(32)
Other	(103)	181

Net cash provided by (used in) investing activities	(1,505)	(1,694)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(364)	(150)
Proceeds from borrowings	2,187	-
Repurchases and repayments of debt	(2,260)	(909)
Repurchases and retirements of common stock	(750)	(2,000)
Dividends paid	(508)	(572)
Issuances of common stock	20	28
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(66)	(62)
Other	96	141

Net cash provided by (used in) financing activities	(1,645)	(3,524)

Increase (decrease) in cash and cash equivalents	1,336	27

Cash and cash equivalents, beginning of period	1,718	3,910

Cash and cash equivalents, end of period	$3,054	$3,937

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

	Three Months Ended
	March 31,
(in millions)	2014	2015
Operating income	$3,568	$3,890
Depreciation and amortization	1,970	2,066
Operating income before depreciation and amortization	5,538	5,956
Noncash share-based compensation expense	119	135
Changes in operating assets and liabilities	(267)	73
Cash basis operating income	5,390	6,164
Payments of interest	(623)	(691)
Payments of income taxes	(186)	(118)
Excess tax benefits under share-based compensation	(151)	(146)
Other	56	36
Net Cash Provided by Operating Activities	$4,486	$5,245
Capital expenditures	(1,448)	(1,726)
Cash paid for capitalized software and other intangible assets	(217)	(273)
Principal payments on capital leases	-	(1)
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(66)	(62)
Nonoperating items(1)	69	-
Total Free Cash Flow	$2,824	$3,183

Reconciliation of EPS Excluding Gains on Sales and Acquisition-Related Items (Unaudited)

	Three Months Ended
	March 31,
	2014		2015
(in millions, except per share data)
	$	EPS (2)	$	EPS (2)

Net income attributable to Comcast Corporation	$1,871	$0.71	$2,059	$0.81
Growth %			10.0%	14.1%

Gains on sales of businesses and investments(3)	(50)	(0.02)	(95)	(0.04)
Costs related to Time Warner Cable and Charter transactions(4)	11	-	61	0.02
Favorable resolution of a contingency of an acquired company(5)	(27)	(0.01)	-	-
Net income attributable to Comcast Corporation
(excluding gains on sales and acquisition-related items)	$1,805	$0.68	$2,025	$0.79
Growth %			12.2%	16.2%

(1)          Nonoperating items include adjustments for cash taxes paid related to certain investing and financing transactions, to reflect cash taxes paid in the year of the related taxable income and to exclude the impacts of Economic Stimulus packages.

(2)          Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(3)          1st quarter 2015 net income attributable to Comcast Corporation includes $164 million of other income, $95 million net of tax and noncontrolling interests, resulting from the sale of a business. 1st quarter 2014 net income attributable to Comcast Corporation includes $80 million of investment income, $50 million net of tax, resulting from the sale of an investment.

(4)          1st quarter 2015 net income attributable to Comcast Corporation includes $99 million of operating costs and expenses, $61 million net of tax, related to the Time Warner Cable and Charter Transactions. 1st quarter 2014 net income attributable to Comcast Corporation includes $17 million of operating costs and expenses, $11 million net of tax, related to the Time Warner Cable transaction.

(5)          1st quarter 2014 net income attributable to Comcast Corporation includes $27 million of other income, resulting from the favorable resolution of a contingency related to the AT&T Broadband transaction.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of Consolidated Revenue Excluding 2015 Super Bowl and 2014 Olympics and Operating Cash Flow Excluding Costs Related to Time Warner Cable and Charter Transactions (Unaudited)

	Three Months Ended
	March 31,

(in millions)	2014	2015	Growth %

Revenue	$17,408	$17,853	2.6%

2015 Super Bowl	-	(376)
2014 Olympics	(1,103)	-

Revenue excluding 2015 Super Bowl and 2014 Olympics	$16,305	$17,477	7.2%

	2014	2015	Growth %

Operating Cash Flow	$5,538	$5,956	7.6%

Costs related to Time Warner Cable and Charter transactions	17	99

Operating Cash Flow excluding costs related to Time Warner Cable and Charter transactions	$5,555	$6,055	9.0%

Reconciliation of Consolidated NBCUniversal Revenue Excluding 2015 Super Bowl and 2014 Olympics (Unaudited)

	Three Months Ended
	March 31,

(in millions)	2014	2015	Growth %

Revenue	$6,876	$6,604	(4.0%)

2015 Super Bowl	-	(376)
2014 Olympics	(1,103)	-

Revenue excluding 2015 Super Bowl and 2014 Olympics	$5,773	$6,228	7.9%

Reconciliation of Cable Networks Revenue Excluding 2014 Olympics (Unaudited)

	Three Months Ended
	March 31,

(in millions)	2014	2015	Growth %

Revenue	$2,505	$2,359	(5.9%)

2014 Olympics	(257)	-

Revenue excluding 2014 Olympics	$2,248	$2,359	4.9%

Reconciliation of Broadcast Television Revenue Excluding 2015 Super Bowl and 2014 Olympics (Unaudited)

	Three Months Ended
	March 31,

(in millions)	2014	2015	Growth %

Revenue	$2,621	$2,248	(14.2%)

2015 Super Bowl	-	(376)
2014 Olympics	(846)	-

Revenue excluding 2015 Super Bowl and 2014 Olympics	$1,775	$1,872	5.5%

Note: Minor differences may exist due to rounding.